Exhibit 23(2)




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report dated August 9, 2001 on the consolidated financial statements of The Michigan City Savings and Loan Association (the "Association") and to the reference made to us under the caption "Experts" in the Application of Conversion filed by the Association with the Office of Thrift Supervision and the Indiana Department of Financial Institutions and in the Registration Statement on Form SB-2 filed by City Savings Financial Corporation with the United States Securities and Exchange Commission.

/s/ BKD, LLP

BKD, LLP
Indianapolis, Indiana
November 1, 2001